Exhibit 11

                           GreenMan Technologies, Inc.
                     Statement Regarding Net Loss per Share
                                December 31, 2001

                                                      Three Months Ended
                                                         December 31,
                                                     2000            2001
                                                 ----------------------------

Net income ....................................  $     11,924    $    246,843
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Net income per share - basic ..................  $         --    $        .02
                                                 ============    ============

Weighted average shares outstanding - basic ...    13,348,231      13,648,550
                                                 ============    ============

Weighted average shares outstanding - diluted .    13,348,231      14,341,992
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